[LETTERHEAD]

FOR IMMEDIATE RELEASE

CONTACT:  Dale A. Sander, Chief Financial Officer
          Larry O. Bymaster, Chief Executive Officer
          (619)  550-3900

--------------------------------------------------------------------------------

XYTRONYX, INC. ANNOUNCES LETTER OF INTENT REGARDING OPTION TO PURCHASE BINARY
          THERAPEUTICS, INC.

SAN DIEGO, CA, March 6, 1996 -- Xytronyx, Inc. (AMEX: XYX) today announced that it has entered into a letter of intent defining the general terms under which it expects to acquire an option to purchase Binary Therapeutics, Inc., a Massachusetts-based company. Xytronyx anticipates finalizing a definitive option agreement within approximately one month subject to approval by the shareholders of Binary Therapeutics

Binary Therapeutics holds certain proprietary technologies in the area of photodynamic therapy ("PDT") and boron neutron capture therapy ("BNCT"), both of which are expected to rely upon the combined use of a drug compound and an energy source to treat certain cancers.

Under the proposed terms of the option agreement, Xytronyx will assist Binary Therapeutics with certain product development efforts and in exchange will receive a one-year option to acquire Binary Therapeutics. Xytronyx indicated that any additional information relating to the terms of the option will be disclosed after completion of the final option agreement.

Mr. Larry Bymaster, Xytronyx Chairman, stated that "we are pleased to have initiated a relationship with Binary Therapeutics and look forward to participating in this opportunity."

Dr. Joseph Chang, the Chief Executive Officer of Binary Therapeutics, stated that the company "expects this collaboration to accelerate our progress in bringing these important therapies to market."